Exhibit 99.1

MBIA Inc. Reports Full Year and Fourth Quarter 2018 Financial Results

PURCHASE, N.Y.--(BUSINESS WIRE)--February 28, 2019--MBIA Inc. (NYSE:MBI) (the Company) today reported a consolidated GAAP net loss of $296 million, or $(3.33) per diluted common share, for 2018 compared to a consolidated GAAP net loss of $1.6 billion, or $(13.50) per diluted common share, for 2017. The $1.3 billion year-over-year improvement was primarily due to the $944 million reduction in the tax provision (that was largely driven by the 2017 establishment of a full valuation allowance on the Company’s net deferred tax asset) and a $620 million reduction in loss and loss adjustment expenses. The reduction in losses and loss adjustment expenses was primarily related to Puerto Rico insured credits.

Book value per share was $12.46 as of December 31, 2018 compared with $15.44 as of December 31, 2017. The decrease in book value per share during 2018 was mainly due to the consolidated net loss for the year.

The Company also reported an Adjusted Net Loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $38 million or $(0.42) per diluted common share for 2018 compared with an Adjusted Net Loss of $410 million or $(3.45) per diluted common share for 2017. The favorable comparison for 2018 was primarily due to reduced losses and loss adjustment expenses at National, primarily related to its Puerto Rico exposures.

Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) was $27.38 as of December 31, 2018 compared with $28.77 as of December 31, 2017. The decrease in ABV per share since year-end 2017 was primarily due to additional losses and loss adjustment expense reserves at National, fair value losses associated with the MBIA Global Funding medium-term notes and the loss of tax benefits associated with maintaining a full valuation allowance on the company’s net deferred tax asset.

Adjusted Net Income (Loss) and ABV per share provide investors with views of the Company’s operating results that management uses in measuring financial performance. Reconciliations of ABV per share to book value per share, and Adjusted Net Income (Loss) to net income, calculated in accordance with GAAP, are attached.

Statement from Company Representative

Bill Fallon, MBIA’s Chief Executive Officer noted, “From an MBIA shareholder perspective, the resolution of National’s Puerto Rico exposures remains our most important and significant objective. The confirmation of the COFINA debt restructuring settlement is a meaningful and favorable development for us, as it addresses nearly half of National’s insured Puerto Rico debt service. However, we also need to resolve our other Puerto Rico insurance obligations. We are also keenly focused on our holding company’s liquidity position, which was further enhanced during 2018. MBIA Inc.’s current liquidity is sufficient to cover all of its estimated obligations through 2021 and partially through 2022.”

Fourth Quarter Results

The Company recorded a consolidated GAAP net loss of $7 million, or $(0.08) per diluted common share, for the fourth quarter of 2018 compared with a consolidated net loss of $37 million, or $(0.39) per diluted common share, for the fourth quarter of 2017. The lower loss this year was primarily due to lower losses and loss adjustment expenses partially offset by a reduction in total revenues that was due, in part, to prior year gains on consolidated variable interest entities.

The Company reported Adjusted Net Income for the fourth quarter of 2018 of $106 million or $1.20 per share compared with an Adjusted Net Loss of $167 million or $(1.73) per share for the fourth quarter of 2017. The $273 million favorable comparison for the year-over-year quarters was primarily due to National’s benefit of losses and loss adjustment expenses in the fourth quarter of 2018 versus a loss for the prior year’s quarter. The losses and loss adjustment expenses for both periods was primarily related to National’s insurance of Puerto Rico debt. The benefit of losses and loss adjustment expenses for the fourth quarter of 2018 primarily resulted from lower discounting rates, which increased the value of recoveries associated with insured loss payments.

MBIA Inc.

As of December 31, 2018, MBIA Inc.’s liquidity position totaled $457 million consisting primarily of cash and cash equivalents and liquid invested assets. During the fourth quarter of 2018, MBIA Inc. received $108 million of proceeds from a National dividend payment and received $41 million from National for the sale of previously repurchased MBIA Inc. debentures that were not extinguished.

During the fourth quarter of 2018, National purchased 3.9 million of MBIA Inc. common shares at an average price of $8.70 per share. Subsequent to year-end, National purchased another 0.5 million shares of MBIA Inc. stock at an average price of $8.94 per share. As of February 21, 2019, there was $198 million remaining under the Company’s $250 million share repurchase authorization that was approved on November 3, 2017 and 89.6 million of the Company’s common shares were outstanding.

National Public Guarantee Financial Corporation

National had statutory capital of $2.5 billion and claims-paying resources totaling $3.8 billion as of December 31, 2018. National’s total fixed-maturity investments plus cash and cash equivalents had a total market value of $3.1 billion as of December 31, 2018. National’s insured portfolio declined by $3 billion during the quarter, ending the quarter with $58 billion of gross par outstanding. National ended the quarter with a leverage ratio of gross par to statutory capital of 23 to 1, down from 26 to 1 as of year-end 2017.

MBIA Insurance Corporation

The statutory capital of MBIA Insurance Corporation as of December 31, 2018 was $555 million and claims-paying resources totaled $1.3 billion. As of December 31, 2018, MBIA Insurance Corporation’s liquidity position (excluding resources from its subsidiary and branch) totaled $145 million consisting primarily of cash and cash equivalents and liquid short-term invested assets.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Friday, March 1, 2019 at 8:00 AM (ET) to discuss its full year and fourth quarter 2018 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 1977156. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the conference call will become available approximately two hours after the completion of the call on March 1 and will remain available until 11:59 p.m. on March 15 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The code for the replay of the call is 1977156. In addition, a recorded replay of the call will become available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,, “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will,” “will likely result,” “looking forward,” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc. or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan; and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (ABV), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value by removing the GAAP book value amounts for items that are not expected to impact shareholder value and to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Claims-Playing Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Adjusted Net Income (Loss): Adjusted Net Income (Loss) is a useful measurement of performance because it measures income from the Company excluding its international and structured finance insurance segment, which is not part of our ongoing business strategy. Also excluded from Adjusted Net Income (Loss) are investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Adjusted Net Income (Loss) eliminates the tax provision (benefit) as a result of the establishment of a full valuation allowance against the Company’s net deferred tax asset in 2017. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items previously noted. Adjusted Net Income (Loss) as defined by the Company does not include all revenues and expenses required by GAAP. Adjusted Net Income (Loss) is not a substitute for and should not be viewed in isolation from GAAP net income.

Adjusted Net Income (Loss) per share represents that amount of Adjusted Net Income (Loss) allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions except share and per share amounts)

	December 31, 2018	December 31, 2017
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $3,601 and $3,728)	$3,565	$3,712
Investments carried at fair value	222	200
Investments pledged as collateral, at fair value (amortized cost $46 and $147)	43	148
Short-term investments, at fair value (amortized cost $241 and $589)	241	589
Other investments (includes investments at fair value of $- and $4)	1	6
Total investments	4,072	4,655

Cash and cash equivalents	222	122
Premiums receivable	296	369
Deferred acquisition costs	74	95
Insurance loss recoverable	1,564	511
Other assets	122	128
Assets of consolidated variable interest entities:
Cash	58	24
Investments held-to-maturity, at amortized cost (fair value $925 and $916)	890	890
Investments carried at fair value	157	182
Loans receivable and other instruments at fair value	172	1,679
Loan repurchase commitments	418	407
Other assets	31	33
Total assets	$8,076	$9,095

Liabilities and Equity
Liabilities:
Unearned premium revenue	$587	$752
Loss and loss adjustment expense reserves	934	979
Long-term debt	2,249	2,121
Medium-term notes (includes financial instruments carried at fair value of $102 and $115)	722	765
Investment agreements	311	337
Derivative liabilities	199	262
Other liabilities	198	165
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $480
and $1,069)	1,744	2,289
Total liabilities	6,944	7,670

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none	-	-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--283,625,689
and 283,717,973	284	284
Additional paid-in capital	3,025	3,171
Retained earnings	966	1,095
Accumulated other comprehensive income (loss), net of tax of $8 and $16	(156)	(19)
Treasury stock, at cost--193,803,976 and 192,233,526 shares	(3,000)	(3,118)
Total shareholders' equity of MBIA Inc.	1,119	1,413
Preferred stock of subsidiary	13	12
Total equity	1,132	1,425
Total liabilities and equity	$8,076	$9,095

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017

Revenues:
Premiums earned:
Scheduled premiums earned	$18	$25	$114	$107
Refunding premiums earned	6	30	48	94
Premiums earned (net of ceded premiums
of $1, $1, $5 and $6)	24	55	162	201
Net investment income	34	32	130	154
Fees and reimbursements	2	6	25	15
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured
derivatives	(7)	(10)	(56)	(51)
Unrealized gains (losses) on insured derivatives	(5)	10	31	-
Net change in fair value of insured derivatives	(12)	-	(25)	(51)
Net gains (losses) on financial instruments at fair value and
foreign exchange	(35)	31	(17)	(24)
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(21)	-	(101)
Other-than-temporary impairments recognized in accumulated
other comprehensive income (loss)	(2)	(1)	(5)	(5)
Net investment losses related to other-than-temporary
impairments	(2)	(22)	(5)	(106)
Net gains (losses) on extinguishment of debt	-	19	3	28
Other net realized gains (losses)	-	(5)	-	31
Revenues of consolidated variable interest entities:
Net investment income	10	7	35	27
Net gains (losses) on financial instruments at fair value and
foreign exchange	(4)	128	25	130
Other net realized gains (losses)	(45)	-	(171)	28
Total revenues	(28)	251	162	433

Expenses:
Losses and loss adjustment	(114)	214	63	683
Amortization of deferred acquisition costs	3	-	20	23
Operating	14	24	71	106
Interest	51	49	206	197
Expenses of consolidated variable interest entities:
Operating	3	2	11	10
Interest	24	20	87	75
Total expenses	(19)	309	458	1,094
Income (loss) before income taxes	(9)	(58)	(296)	(661)
Provision (benefit) for income taxes	(2)	(21)	-	944
Net income (loss)	$(7)	$(37)	$(296)	$(1,605)

Net income (loss) per common share:
Basic	$(0.08)	$(0.39)	$(3.33)	$(13.50)
Diluted	$(0.08)	$(0.39)	$(3.33)	$(13.50)

Weighted average number of common shares outstanding:
Basic	88,829,193	96,040,601	89,013,711	118,930,282
Diluted	88,829,193	96,040,601	89,013,711	118,930,282

ADJUSTED NET INCOME (LOSS) RECONCILIATION(1)
(In millions except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income (loss)	$(7)	$(37)	$(296)	$(1,605)
Less: adjusted net income (loss) adjustments:
Income (loss) before income taxes of the international and structured
finance insurance segment and eliminations	(88)	83	(278)	(185)
Adjustments to income before income taxes of the U.S. public finance insurance and corporate segments:
Mark-to-market gains (losses) on financial instruments(2)	(29)	35	16	64
Foreign exchange gains (losses)(2)	6	(6)	21	(63)
Net gains (losses) on sales of investments(2)	(1)	-	(13)	14
Net investment losses related to OTTI	(2)	(22)	(5)	(106)
Net gains (losses) on extinguishment of debt	-	19	3	28
Other net realized gains (losses)	-	-	(2)	(3)
Adjusted net income adjustment to the (provision) benefit for
income tax(3)	1	21	-	(944)
Adjusted net income (loss)	$106	$(167)	$(38)	$(410)

Adjusted net income (loss) per diluted common share	$1.20	$(1.73)	$(0.42)	$(3.45)

(1)	A non-GAAP measure; please see Explanation of non-GAAP Financial Measures.
(2)	Reported within “Net gains (losses) on financial instruments at fair value and foreign exchange” on the Company’s consolidated statements of operations.
(3)	Reported within “Provision (benefit) for income taxes” on the Company’s consolidated statements of operations.

COMPONENTS OF ADJUSTED BOOK VALUE PER SHARE(1)(2)

	As of December 31, 2018	As of December 31, 2017

Reported Book Value per Share	$12.46	$15.44
Book value per share adjustments:
Remove negative book value of MBIA Corp. (3)	10.93	8.84
Remove net unrealized (gains) losses on available-for-sale securities included in
other comprehensive income (loss)	0.46	0.26
Add net unearned premium revenue in excess of expected losses (4)(5)	3.53	4.23
Total book value per share adjustments	14.92	13.33
Adjusted book value per share	$27.38	$28.77
Shares outstanding in millions	89.8	91.5

(1)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.
(2)

In the second quarter of 2018, we modified our calculation of ABV and revised the prior year's calculation to conform to the correct presentation. The net unearned premium revenue component of ABV has been adjusted to remove the amount of unearned premium revenue that is used in the GAAP calculation of our insurance loss reserves.

(3)

The book value of MBIA Corp. does not provide significant economic or shareholder value to MBIA Inc. The amounts being reversed exclude all deferred taxes available to MBIA Inc., net of valuation allowance.

(4)	The discount rate on financial guarantee installment premiums was the risk-free rate as defined by GAAP for financial guarantee insurance contracts.
(5)	The amounts consist of financial guarantee premiums in excess of expected losses, net of the related deferred acquisition costs.

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(Dollars in millions)

National Public Finance Guarantee Corporation

	December 31, 2018	December 31, 2017
Policyholders' surplus	$1,998	$2,166
Contingency reserves	522	594
Statutory capital	2,520	2,760

Unearned premiums	496	585
Present value of installment premiums (1)	150	164
Premium resources (2)	646	749

Net loss and loss adjustment expense reserves (1)	71	227
Salvage reserves(1)	607	387
Gross loss and loss adjustment expense reserves	678	614
Total claims-paying resources	$3,844	$4,123

Net debt service outstanding	$108,032	$129,668
Capital ratio (3)	43:1	47:1
Claims-paying ratio (4)	28:1	33:1

MBIA Insurance Corporation

	December 31, 2018	December 31, 2017
Policyholders’ surplus	$356	$237
Contingency reserves	199	227
Statutory capital	555	464

Unearned premiums	109	195
Present value of installment premiums (5) (7)	139	192
Premium resources (2)	248	387

Net loss and loss adjustment expense reserves (5)	(865)	(792)
Salvage reserves(5) (6)	1,402	1,428
Gross loss and loss adjustment expense reserves	537	636
Total claims-paying resources	$1,340	$1,487

Net debt service outstanding	$15,832	$20,151
Capital ratio (3)	29:1	43:1
Claims-paying ratio (4)	12:1	14:1

(1)	Calculated using discount rates of 3.67% and 3.25% as of December 31, 2018 and 2017, respectively.
(2)	Includes financial guarantee and insured credit derivative related premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)

Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.

(5)	Calculated using discount rates of 5.17% and 5.20% as of December 31, 2018 and 2017, respectively.
(6)	This amount primarily consists of expected recoveries related to the Company's excess spread, put-backs and CDOs.
(7)	Based on the Company's estimate of the remaining life for its insured exposures.

CONTACT:
MBIA Inc.
Greg Diamond, 914-765-3190
Investor and Media Relations
greg.diamond@mbia.com